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                                                                    EXHIBIT 99.1


                UNITED INDUSTRIES CORPORATION ACQUIRES WPC BRANDS
      ADDS REPEL(R)INSECT REPELLENT TO STRONG HOUSEHOLD PRODUCTS PORTFOLIO

       COMPLEMENTARY BRANDS AND NEW TECHNOLOGY STRENGTHEN UNITED'S MARKET
                      PENETRATION AND CATEGORY POSITIONING

ST. LOUIS, December 6, 2002 - UNITED INDUSTRIES CORPORATION (UNITED), (which goes to market as SPECTRUM BRANDS) the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and insect control markets in the United States, today announced that it has acquired WPC BRANDS, INC., headquartered in Jackson, WI. WPC is a leading manufacturer and marketer of outdoor health and safety products including Repel(R) insect repellents, Atwater Carey(TM) first aid kits, Sting-Eze(R) insect bite relief sticks and Potable Aqua(R) water purification tablets.

According to Bob Caulk, United's Chairman and CEO, "The addition of these brands to our current portfolio of products is strategically important. It fits with our model for acquisition of growing consumer brands and provides a significant step change in market share in the high-awareness insect repellent category. The acquisition strengthens our position as the number-two insect repellent manufacturer and marketer in the industry."

"United has the resources and infrastructure necessary to take our successful business model to the next level," said Jim Burt, WPC's President. "With the addition of Repel, United's position is significantly fortified in the personal insect repellent category."

Caulk continued, "With the increased attention to West Nile Virus, insect repellent category-awareness is at an all-time high. Cutter(R) is the second leading personal repellent brand, representing approximately one-fourth of U.S. unit sales. As we have planned our growth in this important category, we have carefully defined the goals of developing new consumer segments and growing the category by expanding our product mix. The Repel brand enjoys great distribution through sporting goods channels and appeals directly to that demographic with a tried and true line-up of DEET-based products. They have recently expanded the Repel franchise bringing forward unique, category-expanding technology with the addition of an exclusive Lemon Eucalyptus formulation. The Lemon Eucalyptus technology was recently rated the number one DEET-alternative in a study published in the New England Journal of Medicine [July 2002]. With Cutter and Repel, we will offer an optimal mix of solutions for consumers and retailers. We are thrilled by the addition of this great brand to our portfolio."

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Headquartered in Jackson, WI, WPC Brands, Inc. is a maker of fine outdoor health and safety products designed to make the outdoor experience more enjoyable and safe. The company's brand portfolio includes Repel(R) insect repellents, Atwater Carey(TM) first aid kits and accessories, Sting-Eze(R) insect bite relief sticks and Potable Aqua(R) water purification tablets.

United Industries Corporation is the leading manufacturer and marketer of value-oriented products for the consumer lawn and garden care and insect control markets in the United States and offers one of the broadest lines in the industry under a variety of brand names. The company's household brands include Hot Shot(R) and Cutter(R). The company's lawn and garden brands include Spectracide(R), Spectracide Triazicide(TM), Spectracide Terminate(R), Garden Safe(TM), Real-Kill(R) and No-Pest(R) in the controls category as well as Sta-Green(R), Vigoro(R), Schultz(R), Peters(R), Bandini(R) and Best(R) brands in the lawn and garden fertilizer and organic growing media categories.

Bloomberg: 14496Z

Contact: Daniel J. Johnston
         United Industries Corporation
         (314) 427-0780